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                                                                     EXHIBIT 8.4

Teekay Shipping Corporation
January 15th, 2002

Writer's Direct:
Telephone:       (242) 328-6287
Telefax:         (242) 328-0386
E-Mail:          gaw@gtclaw.com

VIA TELEFAX: 503-795-4086
VIA E-MAIL: BOSLD@PerkinsCoie.com

January 15th, 2002

Our Ref: GAW/ml/T-185/5565/23

Teekay Shipping Corporation
TK House, Bayside Executive Park
West Bay and Blake Road
P.O. Box AP-59213
Nassau, Commonwealth of the Bahamas

Dear Sirs:

RE: REGISTRATION STATEMENT ON FORM F-4

In connection with the Registration Statement on Form F-4 filed by Teekay Shipping Corporation, a Republic of The Marshall Islands corporation ("Teekay"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, prepared in connection with the exchange offer of US$100 million Senior Notes due 2011 of Teekay (the "Registration Statement"), we have been requested to render our opinion as to the matters hereinafter set forth.

In this regard, we have examined a draft as at January 14, 2002, identified to our satisfaction, of the Registration Statement and the related Prospectus (the "Documents"), and in our examination of same, we have assumed, without independent investigation, the authenticity of all such Documents, the power, authority and legal right of all parties thereto to enter into and perform their respective obligations under the said Documents and the due authorization, execution and delivery of the said Documents by all of the parties to those Documents to which they are a party. We have also assumed the accuracy and completeness of all factual representations made in the Documents.

Based upon and subject to the foregoing we are of the opinion that the summary set forth under the heading "Taxation of Teekay -- Bahamian Taxation" in the Prospectus forming a part of the Registration Statement is accurate and describes the Bahamian tax consequences expected to be relevant to the prospective initial purchasers of the Senior Notes Due 2011 offered pursuant to the Prospectus.

We hereby consent to the use of our name in the Registration Statement and in the related Prospectus as the same appears under the captions "Taxation of Teekay -- Bahamian Taxation" and "Legal Matters," and to the use of this opinion as an exhibit to the Registration Statement.

Our opinion expressed above is limited to the laws of the Commonwealth of The Bahamas as in effect on the date hereof. Insofar as the Registration Statement and the related Prospectus are expressed to be governed by any other system of law, we have assumed with your approval the validity and enforceability of same under the applicable system of law.

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This opinion is solely for the benefit of and may be relied upon by Teekay. This opinion may not be relied upon by any other person or entity without the prior written approval of the undersigned.

Yours faithfully,
GRAHAM, THOMPSON & CO.


/s/ Gilbert A. Ward


PER: Gilbert A. Ward